Exhibit 10.61

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of March 10, 2014 consisted of: (i) Timothy McGrath, President and Chief Executive Officer; (ii) Patricia Gallup, Chairman of the Board and Chief Administrative Officer; and (iii) Joseph Driscoll, Senior Vice President, Treasurer and Chief Financial Officer.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. It also reviews and approves the compensation of the Company’s other executive officers, based on recommendations from the Chief Executive Officer. In determining executive compensation, the Compensation Committee considers a number of different factors, including the mix of salary, bonus, and incentive compensation levels. In addition, a subcommittee of the Compensation Committee is responsible for the determination and approval of corporate goals and targets under the Company’s Executive Bonus Plan. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

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salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

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bonus—bonuses are paid out under the Company’s Executive Bonus Plan and are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary; and

•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2013 annual salaries and bonuses of the Company’s executive officers.

	Salary	Bonus (1)
Timothy McGrath President and Chief Executive Officer	$825,000	$825,000
Patricia Gallup Chairman of the Board and Chief Administrative Officer	327,000	245,250
Joseph Driscoll (2) Senior Vice President, Treasurer and Chief Financial Officer	320,385	283,750

(1)	The Compensation Subcommittee approved bonuses of $825,000, $245,250, and $243,750 for Mr. McGrath, Ms. Gallup, and Mr. Driscoll, respectively, under the Company’s Executive Bonus Plan pursuant to achievement of company-wide net income and expense leverage goals. Pursuant to his employment agreement, Mr. Driscoll received an additional cash bonus of $40,000 in 2013.

(2)	In March 2013, Mr. Driscoll’s annual salary was increased from $285,000 to $325,000, and the salary presented above includes the pro-rated increase.

The Company granted equity awards in 2013 to the Company’s executive officers, as shown below:

	# of Restricted Stock Units	Per Share Fair Market Value
Timothy McGrath (1) President and Chief Executive Officer	120,000	$21.32
Joseph Driscoll (2) Senior Vice President, Treasurer and Chief Financial Officer	30,000	$21.32

(1)	Mr. McGrath received 120,000 restricted stock units in recognition for his contributions and service in his role as Chief Executive Officer. The restricted stock units vest over nine years and are settled in equivalent amounts of common stock on the following vesting schedule: 5,000 units on November 27, 2015; 10,000 units on November 27, 2016; 10,000 units on November 27, 2017; 15,000 units on November 27, 2018; 20,000 units on November 27, 2019; 15,000 units on November 27, 2020; 20,000 units on November 27, 2021; 15,000 units on November 27, 2022; and 10,000 units on November 27, 2023.

(2)	Mr. Driscoll received 30,000 restricted stock units in recognition for his contributions and service in his role as Chief Financial Officer. The restricted stock units vest over four years and are settled in equivalent amounts of stock on the following vesting schedule: 6,000 units on November 27, 2014; 7,000 units on November 27, 2015; 8,000 units on November 27, 2016; and 9,000 units on November 27, 2017.

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